TELEPHONE SERVICES AGREEMENT

         THIS AGREEMENT is made on October 20, 1995, by and between CAPITAL DISTRIBUTION INC., a New York corporation d/b/a/CUPID NETWORK TELEVISION ("CNT"), with offices located at 1123 Broadway, Suite 902, New York, New York 10010 and SPICE, INC. ("Spice"), a New York corporation, with offices at 536 Broadway, 7th Floor, New York, New York 10012.


                                 R E C I T A L S

         A. Spice is engaged in the business of distributing multiple television services featuring cable version adult movies. One service is currently known as the Spice Service.

         B. CNT produces the "Cupid" adult-oriented retail sale programming segments,

 . C. Simultaneously with the execution hereof, Spice and CNT are entering into a Amended and Restated Distribution Agreement (the "Distribution Agreement") which restates and amends in its entirety the prior Distribution Agreement between the parties dated August 11, 1994 (the "Original Distribution Agreement") and which provides for the exhibition of the Cupid segments on the Spice Service and which grants Spice the right to distribute the Cupid segments on an exclusive basis on the Spice Services.

         D. Prior to the execution of the Original Distribution Agreement, Spice operated telephone "chat lines" which Spice promoted on the Spice Service. Pursuant to an Addendum to the Original Distribution Agreement (the "Addendum")(copy attached as Exhibit A), Spice transferred administration and the economic benefit of the chat lines to the Amtech service bureau then utilized by CNT in exchange for a fee equal to 50% of Gross Sales (as such term was defined in the Addendum). As part of such arrangement, CNT was obligated to produce promotional spots for the Chat Lines and each party was responsible for half of such cost.

         E. The parties have agreed to revise the Original distribution Agreement and the Addendum. Simultaneously with the execution hereof, the parties are executing an Amended and Restated Distribution Agreement and this Agreement which amends and restates Addendum in its entirety.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms have the following respective meanings:

                  1.1 "Applicable Spice Subscriber Count" shall mean the number homes or other dwelling units (including a private residential apartment, condominium, mobile home or house) capable of receiving, as a result of being equipped with addressable decoders or IRD's, the Spice Service via cable or wireless television, high power KU band direct broadcast services such as DirecTV, Primestar, Alphastar or any other similar means now existing or hereinafter developed and the number of monthly Spice subscribers in the C band direct to home to home market but excluding all other homes in the C-Band direct to home market, as determined on the last day of the month preceding the month for which the Spice Fee (as defined in Section 6.2) is being determined. For example and in clarification of the foregoing, the July, 1995 Spice Fee shall be based on the Applicable Subscriber Count determined on June 30, 1995 as set forth by way of illustration in the invoice attached as Exhibit 1.

                  1.2 "Chat Lines" shall mean all telephone "chat lines" advertised on the Spice Service.

                  1.3 "Chat Line Spots" shall mean the advertisements produced by or for Spice as provided for in Section 3 hereof and which promote the Chat Lines and have a length of between 30 seconds and five minutes and which will be exhibited on the Spice Service as provided for herein.

                  1.4 "Cupid Segments" means CNT's adult-oriented programming segments for sales of Cupid Goods and which is comprised of the Segments.

                  1.5 "Event" means a motion picture, production or other event exhibited on the Spice Service.

                  1.6 "Interstitial Time" shall mean the time between the end of an Event and the beginning of the next Event on the Spice Service which shall average, on a monthly basis of approximately 18 to 20 minutes for each 90 minute programming block containing an Event and which programming block commences approximately two minutes before an Event.

                  1.7 "Spice Service" means Spice's single channel adult entertainment programming service, currently transmitted via Anik E-2 and including any successor adult entertainment programming service which is Spice's premiere or first adult service (as represented and covenanted to in Sections
10.1 and featuring 11.1 featuring11.1 and whether or not using the "Spice" name) and transmitted via satellite or any other means currently existing or hereinafter developed and which currently features one (1) Event (and time permitting, various interstitial programming) and including any future and currently programmed in ninety (90) minute blocks, twenty-four (24) hours per day seven (7) days per week.

         2.       ADMINISTRATION.

                  2.1 Throughout the term hereof, CNT, exclusively, shall administer the Chat Lines. The parties acknowledge that the Amtech service bureau is the service bureau currently utilized by CNT to administer the Chat Lines until replaced by CNT in its sole discretion, subject to the provisions of Sections 2.2 or 2.3.

                  2.2 CNT shall, at CNT's sole cost and expense, be solely responsible for all of the following: (i) maintaining the Chat Lines and (ii) all service bureau fees. CNT shall use its reasonable efforts to insure that the service bureau engaged by CNT, provided first quality services comparable to other adult telephone chat lines. CNT acknowledges that Spice will be monitoring the Chat Lines for quality and service and CNT agrees to use its reasonable efforts to cause implementation of suggestions made by Spice for improvement of the Chat Line services.

                  2.3 CNT shall administer or cause the Chat Lines to be administered in compliance with applicable rules and regulations and in a manner which will not have a material adverse affect on Spice's business or reputation as result of unfair or deceptive practices committed by CNT or by Amtech or any successor service bureau engaged by CNT, provided that if Amtech or any service bureau utilized by CNT is determined by Spice to be violating the provisions of this Section 2.3, CNT shall terminate such service bureau within 5 days of notice and shall have 60 days to locate and engage a replacement service bureau.

         3.       PRODUCTION OF CHAT LINE SPOTS.

                  3.1 Spice shall produce or cause others (which may include CNT, in Spice's sole discretion) to produce Chat Line Spots and shall be responsible for the production costs thereof. Spice agrees to produce a minimum of eight approximately five minute Chat Line Spots per month, each to be cut down to at least four shorter elements per Chat Line Spot until Spice has established a library of no less than 120 Chat Line Spots. Thereafter, Spice will produce at least 10 new Chat Line Spots (two spots of approximately five minute cut down to at least four shorter spots) every 3 months.

                  3.2 Spice shall have primary authority over the content and production of the Chat Line Spots. Spice shall provide proposed scripts of the Chat Line Spots to CNT at least 10 days prior to their being shot and provide screeners at least 20 days prior to the Chat Line Spots being aired for the first time for CNT's comments and suggestions. Spice and CNT agree to cooperate to reflect as many of CNT's comments and suggestions as are practicable. CNT shall have the right to designate the 800 telephone numbers which appear in the Chat Line Spots.

                  3.3 If the average revenue per Spice Subscriber generated by CNT from the Chat Line Spots diminishes by more than 25% of the level from the corresponding month from the prior year and CNT reasonably believes such reduction is attributable to the content or quality of the Chat Line Spots, CNT shall have the option to either (a) require Spice to permit CNT to produce the Chat Line Spots provided (i) Spice's costs for the CNT produced Chat Line Spots are comparable to Spice's costs of having the Chat Line Spots produced by third parties and (ii) the on-air look and quality of the CNT produced Chat Line Spots is comparable or better than the Chat Line Spots previously aired by Spice and/or (b) direct which Chat Line Spots from Spice's library of Chat Line Spots it wishes Spice to air.

                  3.4 All CNT produced Chat Line Spots delivered to Spice on or prior to July 24, 1995 shall be at no charge to Spice and may be aired, in Spice's sole discretion on the Spice Service. The parties acknowledge that it is Spice's intention to replace the CNT produced Chat Line Spots with Chat Line Spots produced by or for Spice at its direction as provided for herein.

         4.       SCHEDULING.

                  4.1 As used herein, the term "Featurette Time" means for each month, with respect to the Spice Service on average approximately two-thirds of the Interstitial Time.

                  4.2 Except as otherwise provided for herein, Spice shall schedule and air the Chat Line Spots during the Featurette Time between each Event on the Spice Service. Spice represents and warrants that the average Featurette Time, on a monthly basis, will be no less than 20 minutes and Chat Line Spots will be aired, on a monthly basis, an average of approximately 50% of the Featurette Time. Within the foregoing parameters, the scheduling of Chat Line Spots during the Interstitial Time shall be at Spice's sole discretion provided, however, that CNT shall have the right to request that Spice air certain of the Chat Line Spots based on revenues generated therefrom; Spice's compliance with such requests shall not be unreasonably withheld. Spice acknowledges that CNT would prefer that a Chat Line Spot be scheduled immediately before and immediately after an Event. Spice agrees not to broadcast anything other than Chat Line Spots during such time other than, in its reasonable discretion, materials promoting the Spice Service.

         5.       FEE AND STUDIO USAGE.

                  5.1 Commencing July 1, 1995, CNT shall pay to Spice a fee (the "Spice Fee") equal to $.011 multiplied by the Applicable Spice Subscriber Count. The Spice Fee shall be paid as provided for in Sections 6.1 and 6.2.

                  5.2 If during the term of this Agreement, the number of subscribers (determined in accordance with the principles used to determine the Applicable Spice Subscriber Count) to adult programming services owned and distributed by Spice (or an affiliate thereof operating in North America) other than the Spice Service is greater than 30% of the Applicable Subscriber Count for the Spice Service, the parties agree to renegotiate, in good faith, a downward adjustment in the rate per subscriber used to determine the Spice Fee. Prior to the commencement of any renegotiation as provided for herein, CNT shall provide to Spice reports detailing the previous twelve months of calls and revenues generated from the Chat Lines, including a breakdown of 800 and 900 calls (allocated on a consistent basis which if CNT determines to invoke this provision, Spice shall have the right to review such allocation and audit the 900 revenue numbers) and such other information as Spice may reasonably request.

                  5.3 If during the term of this Agreement, the average gross monthly revenues per subscriber derived by CNT from operation of the Chat Lines for any three month period is less than 70% or more than 130% of the average gross monthly revenues per subscriber from the corresponding three months from the prior year, the parties agree to renegotiate, in good faith, the rate per subscriber used to determine the Spice Fee. For example if the average monthly revenues per subscriber for July, August and September of 1994 was $1.00, CNT would be entitled to renegotiate the Spice Fee if the average gross monthly revenues for July, August and September of 1995 were less than $.70 and Spice would be entitled to renegotiate the Spice Fee if the average gross monthly revenues for July, August and September of 1995 were more than $1.30. CNT shall not be entitled to trigger a renegotiation of the Spice Fee unless CNT has provided Spice with monthly reports of its revenues from both 800 and 900 numbers within 15 days of the end of each month in both such three month periods.

                  5.4 Twelve times a year, approximately once a month, CNT will make available its studios to Spice for its use at no charge. Spice and CNT shall cooperate to schedule such usage on a mutually agreeable day. CNT will provide the studio to Spice with three cameras, director of photography, technical director, character generator, audio, make-up and appropriate crew and CNT provided talent. If CNT cannot provide studio usage to Spice for a particular month or scheduled time, CNT shall either provide a replacement studio or pay Spice $5,000.

         6.       PAYMENT; STATEMENTS AND AUDIT.

                  6.1 Commencing July 1995, no later than 20 days after the end of each month, Spice shall provide to CNT an invoice ("Invoice") detailing the calculation of the Applicable Spice Subscriber Count and the Spice Fee.

              6.2 CNT shall remit to Spice the Spice Fee the later of thirty (30) days after each calendar month or ten (10) days after CNT receives the Invoice from Spice.

              6.3 Spice shall keep and maintain, at Spice's principal place of business, complete and accurate books and records relating to the calculation of the Applicable Spice Subscriber Count by cable system, C-Band direct to home subscribers and KU Band DBS distributors. During the term of this Agreement and for two years thereafter, at CNT's expense, CNT by its representatives, accountants and/or designated agents shall have the right, at Spice's office and during regular business hours, to audit and check Spice's books and records for the purpose of verifying and confirming the accuracy of the Invoices delivered to CNT by Spice and the amount of the Spice Fees paid or payable under this Agreement.

         7.       TERM.

                  7.1 The term of this Agreement shall become effective as of July 1, 1995 and the Addendum shall be superseded on such date. The term shall continue until October 30, 2000, unless sooner terminated as provided herein. As used herein, "Term" means the period which commences on August 11, 1994 and ends on the date on which this Agreement is terminated. If (i) the Agreement is in effect at the end of the scheduled five (5) year Term, (ii) there have be no material breaches of the Agreement which have remained uncured and (iii) Spice plans to continue the Chat Lines and to broadcast Chat Line Spots on the Spice Service in the future, Spice (or an affiliate operating in North America) will grant CNT a right of first refusal and a right of last offer to continue to provide administration of the Chat Lines on the Spice Service on terms competitive with that offered by any bona fide third party with experience in the business of administering chat lines in accordance with Section 7.2.

                  7.2 By no later than July 31, 2000, Spice shall give CNT notice of its intention whether it plans to continue to offer Chat Lines Spots on the Spice Service. If it does, CNT shall have up to 60 days to make an offer (the "CNT Offer") to Spice to provide such services and the essential economic terms thereof. Spice shall then have up to 60 days to obtain bona fide bids from third parties with experience in the telephone services business. If any such bids contain more favorable economic terms than the CNT Offer, Spice shall give CNT notice within such 60 day period of such competing bid(s) specifying the terms thereof and the identity of the third party(ies) (the most favorable of such bids is referred to as the "Competing Bid"). CNT shall have 30 days from its receipt of the Competing Bid to elect to match the Competing Bid in which event CNT and Spice will enter into an agreement on terms and conditions consistent with the Competing Bid. If CNT elects not to match the Competing Bid, Spice shall be free to enter into a telephone services agreement with the third party providing the Competing Bid provided such agreement contains economic terms which are consistent with the Competing Bid and such other terms and provisions as are customary and typical for such agreements.

         8.       CUSTOMER LISTS.

                  CNT shall download on a monthly basis, a list of all customers telephone numbers (including no more than four times a year, customer names and other pertinent information) ("Customer Lists") using the Chat Lines (including customers using the 900 telephone number for non-credit card calls who shall be reported on the list by virtue of calling an 800 number). Spice may use the Customer List for statistical purposes as a matter of right, and for any purpose other than soliciting such customers for any service, merchandise or product sales which would be competitive with the business conducted by CNT as described herein or in the Distribution Agreement with CNT's prior consent, which consent will not be unreasonably withheld. Spice acknowledges and agrees that (i) the Customer List is owned by CNT and (ii) it will not use the Customer List in any manner other than as specifically permitted herein.

         9. REPRESENTATIONS AND WARRANTIES OF CNT. CNT represents and warrants to Spice as follows:

                  9.1 CNT is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own and use its properties and assets and to conduct its business as and where such properties and assets are now owned or used and such business is now conducted. CNT is duly qualified and in good standing to do business as a foreign corporation in every jurisdiction where such qualification is necessary.

                  9.2 CNT has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby and any documents to be delivered by CNT pursuant hereto have been duly authorized by all requisite corporate action of CNT and constitute the legal, valid and binding obligations of CNT, enforceable in accordance with their terms.

                  9.3 The execution, delivery, and performance of this Agreement and of all other documents to be delivered by CNT and the consummation of the transactions contemplated hereby will not violate the Certificate of Incorporation or bylaws of CNT and will not, with or without the giving of notice or the passage of time or both, effect a breach or default of, or cause an event of default under, any mortgage, agreement, instrument, statute, regulation, order, judgment or decree to which CNT is a party or by which CNT is bound or affected.

                  9.4 There are no claims, suits, actions or proceedings pending, or to CNT's knowledge threatened, against CNT in connection with or relating to or which could have an effect on the transactions contemplated by this Agreement.

         10. REPRESENTATIONS AND WARRANTIES OF SPICE. Spice represents and warrants to CNT as follows:

                  10.1 Spice is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own and use its properties and assets and to conduct its business as and where such properties and assets are now owned or used and such business is now conducted. Spice is duly qualified and in good standing to do business as a foreign corporation in every jurisdiction where such qualification is necessary.

                  10.2 Spice has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby and any documents to be delivered by Spice pursuant hereto have been duly authorized by all requisite corporate action of Spice and constitute the legal, valid and binding obligations of Spice, enforceable in accordance with their terms.

                  10.3 The execution, delivery, and performance of this Agreement and of all other documents to be delivered by Spice and the consummation of the transactions contemplated hereby will not violate the Certificate of Incorporation or bylaws of Spice and will not, with or without the giving of notice or the passage of time or both, effect a breach or default of, or cause an event of default under, any mortgage, agreement, instrument, statute, regulation, order, judgment or decree to which Spice is a party or by which Spice it is bound or affected.

                  10.4 There are no claims, suits, actions or proceedings pending, or to Spice's knowledge threatened, against Spice in connection with or relating to or which could have an effect on the transactions contemplated by this Agreement.

                  10.5 That if a cable system or DBS distributor distributes only one Spice service, that service will be the Spice Service.

         11.      SPICE COVENANTS.

                  11.1 Spice covenants that the Spice Service will be the first Spice (or any Spice affiliate operating in North America) owned, operated and distributed adult service distributed in each cable and DBS system and the last Spice owned, operated and distributed adult service remaining in each cable system or DBS system.

                  11.2 Spice agrees that it will not advertise or otherwise promote any chat line services of the type contemplated by this Agreement other than the Chat Lines on the Spice Service.

         12. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute, and is hereby defined to be, an "Event of Default":

                  12.1 With respect to CNT, (i) the failure to pay the Spice Fee when due, (ii) the material failure to comply with the provisions of Section 5.4, (iii) the administration of the Chat Lines in a manner which violates the provisions of Section 2.3, or (iv) the failure to supply Spice with the Customer List as provided for in Section 8.

                  12.2 With respect to Spice, (i) the failure to produce or cause to be produced the Chat Line Spots as provided for in Section 3, (ii) the failure to broadcast the Chat Line Spots in accordance with Section 4.2 (iii) the violation of either Section 11.1 or 11.2.

                  12.3 The material failure of either party (the "Obligated Party") to punctually and faithfully observe or perform any of the covenants, conditions or obligations imposed upon Obligated Party by this Agreement.

Agreement.

                  12.4 The material falsity of any representation or warranty of the Obligated Party contained in this Agreement.

                  12.5 The termination of the Distribution Agreement as a result of the uncured breach thereof by CNT.

                  12.6 The assignment for the benefit of creditors by the Obligated Party or the commencement of a case under Title 11 of the United States Code (Bankruptcy) by or against the Obligated Party, provided that in the case of a bankruptcy case filed against the Obligated Party, an Event of Default shall not be deemed to occur if the case is vacated within thirty (30) days after the filing thereof.

                  12.7 The appointment of a receiver, trustee or custodian for or over the Obligated Party or any of the Obligated Party's property not vacated within ten (10) days thereafter.

                  12.8 The termination of existence or cessation of business of the Obligated Party.

         13. REMEDIES. If an Event of Default occurs, then the party which is not is default (the "Non-Defaulting Party") shall have all of the rights and remedies hereinafter provided. Notwithstanding the foregoing, if the Event of Default is an event described in Section 12.1, 12.2, 12.3 or 12.4, then (i) Non-Defaulting Party shall give written notice (the "Default Notice") thereof to the Obligated Party, (ii) Obligated Party shall have twenty (20) business days after the Default Notice is given to cure or remedy such Event of Default and
(iii) Non-Defaulting Party shall not exercise any of the rights and remedies herein provided if Obligated Party has fully cured or remedied such Event of Default by the expiration of such 20-business day grace period.

                  13.1 Non-Defaulting Party may, at Non-Defaulting Party's option, terminate this Agreement.

                  13.2 Non-Defaulting Party may pursue any legal or equitable remedy available to collect all sums owing from Obligated Party to Non-Defaulting Party and to enforce any and all other rights or remedies available to Non-Defaulting Party, and no such action shall operate as a waiver of any other right or remedy of the Non-Non-Defaulting Party under the terms hereof, or under the laws of the State of New York.

         14.      INDEMNIFICATIONS.

                  14.1 As used herein, the following terms shall have the following meanings:

                           "CNT's Group" shall mean CNT, its  subsidiary  and
affiliated companies, Amtech, its officers, directors, employees and shareholders, and its successors and assigns, and each of them.

                           "Spice's  Group"  shall  mean  Spice,  its
subsidiary and affiliated companies, its officers, directors, employees and shareholders, and its successors and assigns, and each of them.

                  14.2 CNT's Group shall, indemnify and hold harmless Spice's Group from and against the following:

                           (a)      Any damages,  losses,  obligations,
liabilities, claims, actions or causes of action sustained or suffered by Spice's Group arising from or relating to any breach of any representation, warranty, covenant or agreement made by CNT's Group in this Agreement, or in any certificate, instrument or agreement delivered by CNT's Group pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or any facts or circumstances constituting such breach.

                           (b)      Any damages,  losses,  obligations,
liabilities, claims, actions or causes of action sustained or suffered by Spice's Group arising from or relating to the execution, delivery or performance of this Agreement by CNT's Group.

                           (c)      All reasonable costs and expenses
(including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by the Spice's Group in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under subparagraphs (a) and (b) immediately above.

                  14.3 Spice shall indemnify and hold harmless CNT's Group from and against the following:


                           (a)      Any damages,  losses,  obligations,
liabilities, claims, actions or causes of action sustained or suffered by Spice's Group arising out of or relating to any breach of any representation, warranty, covenant or agreement made by Spice in this Agreement, or in any certificate, instrument or agreement delivered by any of such parties pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby or any facts or circumstances constituting such breach or as a result of the content of the Chat Line Spots which are not produced by CNT.

                           (b)      Any damages,  losses,  obligations,
liabilities, claims, actions or causes of action sustained or suffered by CNT's Group arising out of or relating to Spice's execution, delivery or performance of this Agreement.

                           (c)      All reasonable costs and expenses
(including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by CNT's Group, in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under subparagraphs (a) and (b) immediately above.

                  14.4 The person(s) seeking indemnity under Paragraph 14.2 or
14.3 of this Section, as the case may be (hereinafter referred to as the "Indemnitee") shall give written notice to the persons and/or entities from whom or which such indemnity is sought hereunder (each and all of such persons and entities being hereinafter referred to as the "Indemnitor") of any assertion of liability by a third party which might give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity contained herein, stating the nature and basis of said assertion and the amount thereof, to the extent known.

                 The defense of any suit, action, legal or administrative proceeding that may be threatened, brought or instituted against any Indemnitee on account of any matter which is or may be the subject of the indemnity provided for herein shall be conducted at the sole expense of the Indemnitor by legal counsel unilaterally selected and approved by the Indemnitee.

                 The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages thereof. The Indemnitor shall not make any settlement of any claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, provided that if Indemnitor fails to undertake the defense of such action, suit or proceeding, then Indemnitee may settle such claim on such terms as the Indemnitee elects and Indemnitor shall be deemed to have approved such settlement.

                  14.5 The remedies provided for in this Section shall be cumulative and shall not preclude assertion by the Indemnitee of any other rights or the seeking of any other remedies against the Indemnitor.

                  14.6 The provisions of this Section shall survive the termination of this Agreement.

         15.      CONFIDENTIALITY.

                  15.1 Each party (each the "Responsible Party") hereto acknowledges that in the course of performing the Responsible Party's obligations under this Agreement, the Responsible Party will acquire or have access to information and knowledge which relates to the other party and/or to affiliate(s) of the other party (such other party and all affiliates of such other party being hereinafter separately and collectively referred to as the "Other Party"), and/or to the products, methods, billing practices and financial condition of the Other Party. As used herein, the term "Confidential Information" means any information which pertains in any way to the Other Party and which is not generally known to the public or disclosed pursuant to a requirement of a duly empowered government agency or court of competent jurisdiction.

                  15.2 The Responsible Party agrees that with respect to the Confidential Information, the Responsible Party will not at any time, without the express written consent of the Other Party, disclose to any third party whatsoever any Confidential Information.

                  15.3 Without limiting anything contained in the previous provisions of this Section, neither party shall disclose to any third party the terms and provisions of this Agreement.

                  15.4 Notwithstanding the foregoing, either party may, without the consent of the other party, disclose the terms of the Agreement as may be required by law to its attorneys, accountants, employees, agents or for any bona fide business purpose, such as the requirements of banks, investment bankers and creative personnel, on the condition that the recipient of any such disclosure agrees to keep said terms confidential.

                  15.5 The provisions of this Section shall survive the termination of this Agreement.

         16.      INSURANCE.

                  Each party, including any service bureau retained by CNT to provide services hereunder, shall procure and maintain insurance policies with respect to such party's products and services from a nationally recognized insurance carrier in the United States and having limits of not less than $1 million per occurrence. CNT agrees within 30 days of the execution hereof to cause such insurance to be procured naming Spice as a named insured under such policies as Spice and CNT shall reasonably determine in good faith negotiations are necessary.

         17. TEST MARKET. Notwithstanding the provisions of Section 11.2 and any other provision of this Agreement to the contrary, Spice shall be entitled on one occasion to exhibit for no more than one minute of the Interstitial Time during which Chat Line Spots and Segments are not exhibited, a psychic love line or personals club (a "Trial Use") promoted by a third party for a period of 90 days (the "Trial Period"). Spice shall give CNT full and accurate reports concerning revenues generated by the Trial Use during the Trial Period. At the end of the Trial Period, Spice may either (i) terminate the Trial Use, (ii) offer CNT the opportunity to promote its own use, (iii) or negotiate in good faith with CNT for a either a percentage of Spice's share of the revenues from the Trial Use or flat fee to permit spice to exhibit the Trial Use.

         18. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid and/or unenforceable, the remainder of this Agreement and the application of such term of provision to any other party(ies) or circumstance(s) other than those as to which it is held invalid and/or unenforceable, shall not affected thereby, and each such other term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any statute, law, ordinance, order or regulation contrary to which the parties have the legal right to contract, the latter shall prevail. In such event any provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements and no other provision of this Agreement shall be affected thereby and each such other provision shall continue in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

         19. FURTHER DOCUMENTS. Each party shall promptly execute, acknowledge and deliver to the other party, or promptly procure the execution, acknowledgment and delivery to the other party, of any and all further agreements and instruments which such party may deem necessary or expedient to effectuate the purposes of this Agreement.

         20. ARBITRATION. Any dispute or controversy arising under this Agreement shall be determined by binding arbitration by, and under the commercial rules (the "Commercial Rules") of, the American Arbitration Association. Hearings on such arbitration shall be held in New York County before one (1) arbitrator experienced in commercial law. The arbitrator shall hear and determine any such controversy in accordance with applicable New York law and the intention of the parties as expressed in this Agreement and upon the evidence produced at the arbitration hearing. Pre-arbitration discovery shall be permitted as authorized under the Commercial Rules or New York law applicable to arbitration proceedings.

                  If the American Arbitration Association is not then in existence or for any reason fails or refuses to act, the arbitration shall be in conformity with and subject to the provisions of the New York Code of Civil Procedure relating to arbitration as in effect at the time the notice or demand for arbitration is given.

                  The entire cost and expense of arbitration shall be borne by the losing party in the arbitration or in such manner as the arbitration may apportion.

                  The decision of the arbitrator shall be binding upon the parties and shall be subject to confirmation as a judgment under the then governing statutes of the State of New York.

         21. WAIVERS. No waiver by either party of any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

         22. NOTICES. Any notice, request, demand, consent, waiver or other communication which either party may wish to serve or may be required to serve on the other party hereunder shall be served by personal delivery, by facsimile, by prepaid recognized overnight air express delivery or by prepaid certified mail, return receipt requested addressed to the appropriate party as follows:


                  (a)      To CNT:

                           Capital Distribution Inc.
                           d/b/a Cupid Network Television
                           1123 Broadway, Suite 902
                           New York, New York  10010
                           Telephone:  (212) 989-2879
                           Facsimile:  (212) 989-3130

                           with a copy to:

                           Yerushalmi, Shiboleth, Yisraeli
                              & Roberts
                           350 Fifth Avenue, Suite 6011
                           New York, New York  10118-6096
                           Attn:  Joseph Yerushalmi, Esq.
                           Telephone:  (212) 244-2400
                           Facsimile:  (212) 563-7108

                  (b)      To Spice:

                           Spice, Inc.
                           536 Broadway, 7th Floor
                           New York, New York  10012
                           Attn:  President
                           Telephone:  (212) 941-1434
                           Facsimile:  (212) 941-4746

          All notice shall be deemed received: the same business day delivered if personally delivered to the party to whom addressed; the same business day transmitted if sent by facsimile (as evidenced by a copy of the facsimile and the "answerback" thereto indicating the date and time of transmission thereof to the receiving party); one (1) business day after the same is delivered to the air express company or three (3) business days after the same is deposited, postage paid in the United States Postal Service. Either party may from time to time change its address or facsimile number for the purpose of notice by giving like notice in accordance with this paragraph.

         23. ASSIGNMENT AND SUCCESSORS. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement to a parent company, subsidiary or affiliate of such party or an entity acquiring all or substantially all of such party's assets and any such assignment shall discharge such party of liability hereunder. Any purported assignment or delegation contrary to the foregoing shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon the parties' parents, subsidiaries and affiliated corporations, their agents, licensees, successors and assigns.

         24. RELATIONSHIP OF THE PARTIES. Nothing herein contained shall be deemed to constitute either of the parties a joint venturer or partner or agent of the other. Neither party shall hold itself out contrary to the terms of this Agreement and neither party shall become liable by reason of any representation, act or omission of the other contrary to the provisions hereof.

         25. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of New York (including the applicable statute of limitations) applicable to agreements executed and wholly performed within such State. The parties consent and agree to the exclusive jurisdiction of the State and Federal courts having jurisdiction of the State and Federal courts having jurisdiction over New York County, New York with respect to any action which any party desires to commence arising out of or in connection with this Agreement or any breach or alleged breach of any provision hereof.

         26. PARAGRAPH HEADINGS. Paragraph headings are for convenience only, and shall not effect, qualify or amplify the interpretation of this Agreement.

         27. BINDING EFFECT. This Agreement, and all rights and obligations hereunder, shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, legal and personal representatives, successors, licensees and assigns.

         28. FORCE MAJEURE. Neither party shall be liable to the other for any loss, damage or default occasioned by strike, civil disorder, governmental decree or regulation, acts of God or any other force majeure beyond the control of such party. If an event of force majeure lasts more than three (3) months, either party may terminate this Agreement upon written notice to the other party.

         29. ATTORNEY'S FEES. In any arbitration or litigation between the parties relating to this Agreement, the enforcement of any of its terms or to any other contract relating to the subject matter of this Agreement, the prevailing party shall, in addition to any other award of damages or other remedy, be entitled to reasonable attorney's fees, costs and other expenses as may be fixed by the Court.

         30. ENTIRE AGREEMENT. This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral including the Addendum and the Original Distribution Agreement, and written agreement(s) pertaining to the subject matter hereof.

         31. AMENDMENT. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto.

         32. SURVIVAL. All representations, warranties and covenants of each party as set forth in this Agreement shall survive the termination of this Agreement.

         33. RELEASE. The parties hereby waive the effects of and release each other from any breach which may have occurred prior to October 20, 1995 under any prior agreement between the parties which relates to the subject matter of this Agreement.

         IN WITNESS WHEREOF, the parties hereby have duly executed and delivered this Agreement as of the day and year first above written.


                          CAPITAL   DISTRIBUTION   INC.   d/b/a  CUPID  NETWORK
                          TELEVISION


                          By:  /s/ Offer Assis____________
                               OFFER ASSIS, President


                          SPICE, INC.


                          By:  /s/Philip Callaghan
                               PHILIP CALLAGHAN, Executive Vice
                               President